Wikisoft Corp. Announces binding Letter of Intent to acquire the majority stake of Quality International Co Ltd FCZ.

SAN FRANCISCO, CA / July 8th, 2022 / Wikisoft Corp. (OTCQB: WSFT), today announced that they have signed a binding Letter of Intent to acquire 51% of Quality International Co Ltd FCZ, a United Arab Emirates headquartered company which manufactures custom solutions for the Oil and Gas, Energy, Water Desalination, Waste-Water, Offshore and Public Safety sectors.

Quality International Co Ltd FCZ is headquartered in Dubai, United Arab Emirates, where its 1350 employees operate from state-of-the-art manufacturing facilities totaling over 10 million square feet. The company has been manufacturing for two decades with a wealth of global multinationals as reference customers. It has all required Oil and Gas industry certifications in place and is on several global preferred vendor lists. With $75 million worth of orders currently in production and a further $230 million in confirmed orders, the company’s revenue is forecasted to comfortably exceed $100 million in 2022.

The agreed total valuation of Quality International Co Ltd FCZ is $300 million and the transaction is structured as an acquisition of 51% of the issued and outstanding shares of the company. As payment, Quality International Co Ltd FCZ will receive a combination of cash investment over a period exceeding one year after closing, combined with WSFT convertible restricted preference shares which are tied to lock up and leak out clauses. Wikisoft Corp. has the right of first refusal to purchase these shares back from the shareholders of Quality International Co Ltd FCZ.

Following signing of the binding Letter of Intent for the acquisition, the attorneys on both sides are now working through the outstanding formalities to close the transaction in the soonest possible timeframe. The Wikisoft Corp. attorneys are now also carrying out the necessary structural changes to the WSFT preference share categories for the issuance of the required preference shares.

Chairman of Wikisoft and Ilus CEO, Nicolas Link, commented, “Months of hard work have finally materialized into the signing of a binding Letter of Intent. The acquisition is a monumental milestone for ILUS and is the first of many larger acquisitions that we are working on. This takes ILUS into a new dimension as we deliver on our plans and continue to build the ILUS conglomerate.”

Quality International Co Ltd FCZ will work closely with ILUS (Ilustrato Pictures International - which owns Wikisoft Corp.) to ramp up the expansion of both companies. ILUS is working to strengthen Quality International’s offering in North America and Europe whilst Quality International will provide additional engineering and manufacturing capability as well as facilities for ILUS’ precision engineered public safety technologies in the Middle East. Existing and future ILUS businesses will also have access to Quality International’s coveted Oil and Gas customer database and relationships. One such ILUS owned company, FireBug, has previously supplied several industrial firefighting vehicles to the Oil & Gas sector in Europe and this acquisition will allow it to exponentially expand this business in the Middle East, Asia, and North America.

About Quality International Co Ltd FCZ

•	United Arab Emirates headquartered
•	+$100m revenue FC 2022
•	+10m square feet of manufacturing and assembly facilities, including two waterfront yards
•	1350 Employees (1750 during peak periods)
•	+ $75m of orders in production with a further $230m in confirmed Purchase Orders
•	Sales pipeline of over $4 billion
•	End Users include BP, Shell, Total, Chevron, Sonatrach, Sasol, Gasco and more
•	Expansion into growth areas Hydrogen Plant and Offshore wind turbine manufacturing
•	ISO-9001, ISO-14001 & OHSAS 18001 Certified company

Wikisoft Corp. is in the process of changing its name to Quality Industrial Corp. to align with the recent signed agreement and upcoming operational changes.

This Press Release does not constitute an offer of any securities for sale.

FORWARD-LOOKING STATEMENTS

This press release contains statements of a forward-looking nature about the Company. You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “future” or other similar expressions. The Company has based these forward-looking statements primarily on the Company’s current expectations and projections about future events and financial trends that the Company believes may affect Company’s financial condition, results of operations, business strategy, and financial needs. There is no assurance that the Company’s current expectations and projections are accurate. All forward-looking statements in this press release are based on the Company’s information on the date hereof. These statements involve known and unknown risks, uncertainties, and other factors that may cause the Company’s actual results to differ materially from those implied by the forward-looking statements. The Company operates in a rapidly evolving environment. New risk factors emerge from time to time. The Company does not undertake any obligation to update or revise the forward-looking statements except as required under applicable law. This press release does not constitute or form part of any offer or invitation to purchase, otherwise acquire, issue, subscribe for, sell, or otherwise dispose of any securities, nor any solicitation of any offer to purchase, otherwise acquire, issue, subscribe for, sell, or otherwise dispose of any securities of the Company. The release, publication, or distribution of this announcement in certain jurisdictions may be restricted by law and therefore persons in such jurisdictions into which this announcement is released, published, or distributed should inform themselves about and observe such restrictions.

CONTACT
WikiSoft Corp.
315 Montgomery Street, San Francisco
CA 94104, USA
Phone: +1-800-706-0806
Email: info@qualityindustrialcorp.com
Investor site: https://qualityindustrialcorp.com

Twitter: @QualityIndCorp @ILUS_INTL

SOURCE: WikiSoft Corp.

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